Exhibit 99.1

Contact:	Roy I. Lamoreaux
Director, Investor Relations
713/646-4222 – 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Announces Changes to Board of Directors In Connection with Ownership Changes in General Partner
     (Houston – December 23, 2010) Plains All American Pipeline, L.P. (NYSE: PAA) today announced changes to the board of directors of its general partner. Such changes are related to the previously announced agreement to transfer 50.1% of its general partner interest that was substantially consummated today. Two new directors were appointed to the board of PAA’s general partner and two existing directors stepped down from the board.
     Joining the board are Vicky Sutil and John Raymond. Ms. Sutil was appointed as the board representative for Occidental Petroleum Corporation (NYSE:OXY) and Mr. Raymond was appointed as the board representative for EMG Investment, LLC. Stepping down from the board are Geoff McKay, the designated director for Vulcan Energy Corporation, an affiliate of Vulcan Capital (“Vulcan”), and Arthur L. Smith, an at large director. The size of the board remains unchanged at eight directors. Vulcan remains PAA’s largest common unit holder and Mr. McKay will act as a board observer for Vulcan. Separately, PAA Natural Gas Storage, L.P. (NYSE:PNG) announced that Mr. Smith has joined the board of PNG’s general partner.
     Ms. Sutil is Senior Manager, Corporate Development, for Occidental Petroleum Corporation (Oxy), where she has led and worked on a variety of international and domestic oil and gas acquisitions. Her prior positions at Oxy have included Manager, Financial Planning and Analysis, and Senior Business Analyst. Before joining Oxy in 2000, Ms. Sutil worked for ARCO Products Company as a Business Analyst for the Refining and Retail Marketing divisions, and Senior Project Manager for the Refining Division. Earlier, she held a variety of engineering positions at Mobil Oil Corporation. Ms. Sutil has been Oxy’s designated board observer since acquiring its initial interest in PAA’s general partner in 2008.
     Mr. Raymond is an owner and founder of The Energy and Minerals Group (EMG), a diversified natural resource private equity fund manager with over $2.5 billion under management, and has been Managing Partner and CEO since EMG’s inception in 2006. Previous to that time, Mr. Raymond held leadership positions with various energy companies, including President and CEO of Plains Resources Inc., the predecessor entity for Vulcan Energy Corporation, President and Chief Operating officer of Plains Exploration and Production Company and Director of Development for Kinder Morgan, Inc. Mr. Raymond has been a direct or indirect owner of PAA’s general partner since 2001 and served on the board of PAA’s general partner from 2001 to 2005.

     “We welcome John Raymond back to the board and Ms. Sutil as a full participating member of the board,” said Greg L. Armstrong, PAA’s Chairman and CEO. “We want to thank Geoff McKay for his diligent service on PAA’s board and look forward to our continued association in his board observer role. We also express our appreciation to Art Smith for his valuable contributions since joining PAA’s board in 1999 and we are pleased that we will have the continued benefit of Art’s guidance and counsel through his new role as a member of the board of PNG’s general partner.”
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA is also engaged in the development and operation of natural gas storage facilities. PAA is headquartered in Houston, Texas.
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